Exhibit 99.1

July 22, 2014

A. O. Smith second quarter earnings increase significantly on record sales of $595 million; company upgrades 2014 and 2015 outlook

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced second quarter net earnings of $57.3 million or $.63 per share on record sales of $595.4 million. Net earnings were $42.1 million or $.45 per share in the second quarter last year. Sales for the three-month period ended June 30, 2014, increased over eight percent compared with the prior year.

The Milwaukee-based water technology company reported a 25 percent increase in second quarter 2014 adjusted earnings of $60.3 million or $.66 per share compared with second quarter 2013 adjusted earnings of $48.2 million or $.52 per share. A. O. Smith is providing non-GAAP measures (adjusted earnings, adjusted earnings per share, and adjusted segment operating earnings) that exclude certain items as well as non-operating pension costs consisting of interest cost, expected return on plan assets, amortization of actuarial gains (losses), and curtailments. Prior year results are provided on a comparable basis. Reconciliations to measures on a GAAP basis are provided in the financial information included with this press release.

“A. O. Smith enjoyed excellent performance in the second quarter thanks to strong contributions from our China business, with sales up 17 percent and operating profit up significantly in the quarter ,” Chairman and Chief Executive Officer Ajita G. Rajendra observed. “Our U. S. water heater and boiler sales continue to drive our domestic growth.”

North America segment

Second quarter sales in the North America segment increased $21.1 million to $410.1 million. The five percent sales increase was driven by higher sales of U. S. residential and commercial water heaters and Lochinvar branded products.

Operating earnings for the second quarter were $63.2 million compared with $55.0 million in the year ago quarter. Adjusted operating earnings increased nearly seven percent to $67.1 million from $62.8 million last year. Increased operating profit from higher U. S. water heater and boiler sales were partially offset by higher material costs, most notably steel. Second quarter adjusted operating margin of 16.4 percent was modestly higher than last year’s second quarter adjusted operating margin of 16.1 percent.

Rest of World segment

Sales in this segment, which includes China, India, and Europe, increased approximately 14 percent to $193.6 million. Sales in China were more than $25 million higher than the second quarter of 2013, increasing 17 percent.

Segment operating earnings of $29.3 million were over 30 percent higher than the 2013 second quarter. Higher sales in China, lower selling and advertising costs as a percentage of sales in China compared with one year ago and improved profitability of water treatment products contributed to the improved operating earnings. Operating margin increased significantly to 15.1 percent compared with margin of 13.2 percent in the second quarter of last year.

Share Repurchase and Other Items

During the first half of the year, the company repurchased approximately 1.3 million shares of common stock at a total cost of $60.8 million. Approximately 1.4 million shares remained on the discretionary authority at the end of the quarter. Under the Board of Directors’ share repurchase authorization, the company may repurchase shares through a combination of a 10b5-1 automatic trading plan and discretionary purchases in accordance with applicable securities laws. The number of shares purchased and the timing of the purchases will depend on a number of factors, including share price, trading volume and general market conditions, as well as working capital requirements, general business conditions, and other factors, including alternative investment opportunities.

Total debt as of June 30, 2014, was $250.4 million, resulting in leverage of 15.6 percent as measured by the ratio of total debt to total capital. Cash flow from operations was $89.8 million in the first half of 2014. Cash and investments, located largely outside the U. S., totaled $496.6 million at the end of the quarter.

The company’s effective income tax rate associated with second quarter 2014 earnings was 27.0 percent compared with its effective income tax rate of 31.3 percent in the second quarter of 2013. The company’s effective income tax rate of 27.8 percent associated with second quarter 2014 adjusted earnings was approximately one percentage point lower than the rate which was included in first quarter 2014 guidance, providing a $.01 per share benefit to second quarter 2014 adjusted earnings per share.

2014 and 2015 Outlook

“While a sustained housing recovery in North America remains elusive, we are benefitting from our strong residential replacement water heater business as well as strength in commercial water heater volumes. In addition, Lochinvar has continued to meet our growth expectations with its 10 percent year-to-date increase in sales,” Rajendra said.

“The growth of our China business has continued to exceed two times that country’s GDP growth, as customers have continued to demand our high-value water heating and water treatment products. Given confidence from our strong first half, we upgraded our guidance for 2014. We believe A. O. Smith Corporation will achieve full-year GAAP earnings of between $2.20 and $2.26 per share, and achieve full-year adjusted earnings of between $2.34 and $2.40 per share.”

“The strength in profitability in our Rest of World segment has given us confidence to upgrade our high-level outlook for 2015,” Rajendra pointed out. “We revised our 2015 Rest of World segment operating margin forecast to 14 percent and reduced our estimated shares outstanding to reflect our share repurchase activity. As a result, we upgraded our 2015 earnings outlook to $2.60 per share, which represents a 10 percent increase over the mid-point of our adjusted 2014 EPS guidance.”

“We maintained our 2015 projection for revenues relating to our existing portfolio of over $2.5 billion, which implies organic growth of seven to nine percent per year,” he continued. “Our North American segment operating margin forecast remains at 16 percent.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All statements regarding 2015 outlook are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: uncertain costs, savings and timeframes associated with the implementation of the new enterprise resource planning system; potential weakening in the high efficiency boiler segment in the U. S.; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s replacement markets; strength or duration of any recoveries in U. S. residential or commercial construction; a further slowdown in the growth of the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company, which is celebrating its 140th anniversary in 2014, is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment products.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except share data)

Statement of Earnings

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net sales	$595.4	$549.1	$1,147.6	$1,058.7
Cost of products sold	379.2	351.1	735.5	681.4

Gross profit	216.2	198.0	412.1	377.3
Selling, general and administrative expenses	137.4	131.6	268.3	251.6
Restructuring, impairment and settlement expenses, net	—	4.2	—	5.9
Interest expense	1.4	1.6	2.8	3.1
Other income	(1.2)	(0.7)	(2.5)	(1.7)

Earnings before provision for income taxes	78.6	61.3	143.5	118.4
Provision for income taxes	21.3	19.2	39.5	37.3

Net earnings	$57.3	$42.1	$104.0	$81.1

Diluted earnings per share of common stock	$0.63	$0.45	$1.14	$0.87

Average common shares outstanding (000’s omitted)	91,156	93,232	91,559	93,209

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	June 30,	December 31,
	2014	2013
ASSETS:
Cash and cash equivalents	$393.7	$380.7
Marketable securities	102.9	105.3
Receivables	457.0	458.7
Inventories	206.8	193.4
Deferred income taxes	40.6	40.1
Other current assets	32.9	27.4

Total Current Assets	1,233.9	1,205.6
Net property, plant and equipment	416.5	391.3
Goodwill and other intangibles	750.9	758.3
Other assets	29.4	36.3

Total Assets	$2,430.7	$2,391.5

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$356.9	$387.1
Accrued payroll and benefits	52.4	61.7
Accrued liabilities	80.5	81.2
Product warranties	46.0	46.7
Long-term debt due within one year	14.2	14.2

Total Current Liabilities	550.0	590.9
Long-term debt	236.2	177.7
Pension liabilities	109.8	110.7
Other liabilities	178.0	183.5
Stockholders’ equity	1,356.7	1,328.7

Total Liabilities and Stockholders’ Equity	$2,430.7	$2,391.5

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Six Months Ended
	June 30,
	2014	2013
Operating Activities
Net earnings	$104.0	$81.1
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	29.6	28.0
Pension expense	13.2	14.0
Loss on disposal of assets	0.4	0.2
Net changes in operating assets and liabilities, net of acquisition:
Current assets and liabilities	(55.1)	(13.8)
Noncurrent assets and liabilities	(1.2)	(3.1)

Cash Provided by Operating Activities—continuing operations	90.9	106.4
Cash Used in Operating Activities—discontinued operations	(1.1)	(1.4)

Cash Provided by Operating Activities	89.8	105.0
Investing Activities
Capital expenditures	(50.8)	(38.2)
Acquisition	—	(4.0)
Investment in marketable securities	(110.3)	(59.3)
Net proceeds from sale of marketable securities	110.4	157.7

Cash (Used in) Provided by Investing Activities	(50.7)	56.2
Financing Activities
Long-term debt incurred (retired)	58.5	(34.4)
Common stock repurchases	(60.8)	(14.0)
Net proceeds from stock option activity	3.6	6.9
Dividends paid	(27.4)	(20.5)

Cash Used in Financing Activities	(26.1)	(62.0)

Net increase in cash and cash equivalents	13.0	99.2
Cash and cash equivalents—beginning of period	380.7	266.9

Cash and Cash Equivalents—End of Period	$393.7	$366.1

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net sales
North America	$410.1	$389.0	$798.6	$767.7
Rest of World	193.6	169.5	366.4	307.8
Inter-segment sales	(8.3)	(9.4)	(17.4)	(16.8)

	$595.4	$549.1	$1,147.6	$1,058.7

Earnings
North America (1) (3) (4)	$63.2	$55.0	$118.5	$109.1
Rest of World	29.3	22.4	54.4	40.7

	92.5	77.4	172.9	149.8
Corporate expense (2)	(12.5)	(14.5)	(26.6)	(28.3)
Interest expense	(1.4)	(1.6)	(2.8)	(3.1)

Earnings before income taxes	78.6	61.3	143.5	118.4
Tax provision	21.3	19.2	39.5	37.3

Net earnings	$57.3	$42.1	$104.0	$81.1

(1) includes non-operating pension costs of:	$(3.9)	$(3.6)	$(7.7)	$(7.1)
(2) includes non-operating pension costs of:	(1.1)	(1.2)	(2.1)	(2.4)
(3) includes restructuring and impairment expenses of:	—	(4.2)	—	(16.9)
(4) includes settlement income of:	—	—	—	11.0

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net Earnings (GAAP)	$57.3	$42.1	$104.0	$81.1
Non-operating pension costs, before tax	5.0	4.8	9.8	9.6
Tax effect of non-operating pension costs	(2.0)	(1.8)	(3.8)	(3.6)
Restructuring and impairment expenses, before tax	—	4.2	—	16.9
Tax effect of restructuring and impairment expenses	—	(1.1)	—	(4.3)
Settlement income, before tax	—	—	—	(11.0)
Tax effect of settlement income	—	—	—	4.2

Adjusted Earnings	$60.3	$48.2	$110.0	$92.9

Diluted EPS (GAAP)	$0.63	$0.45	$1.14	$0.87
Non-operating pension costs per diluted share, before tax	0.05	0.05	0.10	0.10
Tax effect of non-operating pension costs per diluted share	(0.02)	(0.02)	(0.04)	(0.04)
Restructuring and impairment expenses per diluted share, before tax	—	0.05	—	0.19
Tax effect of restructuring and impairment expenses per diluted share	—	(0.01)	—	(0.05)
Settlement income per diluted share, before tax	—	—	—	(0.12)
Tax effect of settlement income per diluted share	—	—	—	0.05

Adjusted EPS	$0.66	$0.52	$1.20	$1.00

A. O. SMITH CORPORATION

Adjusted Segment Operating Earnings

(dollars in millions)

(unaudited)

The following is a reconciliation of reported segment operating earnings to adjusted segment operating earnings (non-GAAP):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Segment Operating Earnings (GAAP)
North America	$63.2	$55.0	$118.5	$109.1
Rest of World	29.3	22.4	54.4	40.7

Total Segment Operating Earnings (GAAP)	$92.5	$77.4	$172.9	$149.8

Adjustments:
North America	$3.9	$7.8	$7.7	$13.0
Rest of World	—	—	—	—

Total Adjustments	$3.9	$7.8	$7.7	$13.0

Adjusted Segment Operating Earnings
North America	$67.1	$62.8	$126.2	$122.1
Rest of World	29.3	22.4	54.4	40.7

Total Adjusted Segment Operating Earnings	$96.4	$85.2	$180.6	$162.8

Additional Information:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Adjustments: North America Segment
Non-operating pension costs	$3.9	$3.6	$7.7	$7.1
Restructuring and impairment expenses	—	4.2	—	16.9
Settlement income	—	—	—	(11.0)

Total North America Segment Adjustments	$3.9	$7.8	$7.7	$13.0

A. O. SMITH CORPORATION

Adjusted 2014 EPS Guidance and Adjusted 2013 EPS

(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2014
	Guidance	2013
Diluted EPS (GAAP)	$2.20 - 2.26	$1.83
Non-operating pension costs per diluted share	0.14	0.13
Restructuring and impairment expenses per diluted share	—	0.17
Settlement income per diluted share	—	(0.07)

Adjusted EPS	$2.34 - 2.40	$2.06